Exhibit 12

                         Union Carbide Corporation and Subsidiaries
                      Computation of Ratio of Earnings to Fixed Charges
                            (Millions of dollars, except ratios)
                                                                         Nine Months Ended
                                                                         September 30, 1998
Fixed Charges:
     Interest expensed                                                         $  84
     Interest capitalized                                                         32
     Amortized premiums/discounts related to indebtedness                          -
     Amortized capitalized expenses related to indebtedness                        -
     Estimate of the interest within rental expense                               14
     Preference security dividend requirements
       of consolidated subsidiaries                                                -
     Charges arising from guarantees of equity investees                          47
Total Fixed Charges                                                            $ 177

Earnings
     Pretax income from continuing operations                                  $ 541
     Less:
       Partnership income                                                         18
     Sub-total                                                                   523
     Add:
       Fixed charges                                                             177
       Amortization of capitalized interest                                       11
       Distributed income of equity investees                                     87
       UCC's share of pre-tax losses of equity investees for which
         charges arising from guarantees are included in fixed charges           (43)
     Less:
       Interest capitalized                                                       32
       Preference security dividend requirements
         of consolidated subsidiaries                                              -
       Minority interest in pre-tax income of subsidiaries
         that have not incurred fixed charges                                      -
     Total Earnings                                                            $ 723

Ratio of Earnings to Fixed Charges                                               4.1

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income of consolidated companies from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (a) fixed charges,  (b) amortization of capitalized interest, (c)
distributed income of equity investees and (d) the company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.  Fixed charges means the sum of (a)
interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.  The company has a 45 percent equity investment in Equate Petrochemical Company ("Equate").
During 1998, the company severally guaranteed 45 percent of Equate's long-term debt and working capital financing needs.  Interest charges associated with guarantees of outstanding borrowings totaled $47 million for the nine months ended September 30, 1998, and have been included, along with the company's equity in Equate's pre-tax loss for the same period, in the computation of the ratio of earnings to fixed charges.